UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934

                         (Amendment No. ______________)

                        Universal Guardian Holdings, Inc.
                 -----------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
                    -----------------------------------------
                         (Title of Class of Securities)

                                    913586103
                            ------------------------
                                 (CUSIP Number)

                                November 30, 2001
            ---------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check appropriate box to designate the rule pursuant to which this Schedule is filed:

[   ] Rule 13d-1(b)
[ X ] Rule 13d-1(c)
[   ] Rule 13d-1(d)

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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1  NAME OF REPORTING PERSON
   I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities Only)
   Nikolas Konstant
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2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [ ]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
3  SEC USE ONLY

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4  CITIZENSHIP OR PLACE OF ORGANIZATION
   United States
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                              5    SOLE VOTING POWER        - 878,000
                              --------------------------------------------------
NUMBER OF                     6    SHARED VOTING POWER      - None
SHARES BENEFICIALLY           --------------------------------------------------
OWNED BY EACH                 7    SOLE DISPOSITIVE POWER   - 878,000
EACH REPORTING                --------------------------------------------------
PERSON  WITH                  8    SHARED DISPOSITIVE POWER - 0
                              --------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                              878,000
--------------------------------------------------------------------------------

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


                                                                          [ ]
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11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                      5.42%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*
                       IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

Item 1.

      (a)  Name of Issuer: Universal Guardian Holdings, Inc.
      (b)  Address of Issuer's Principal Executive Offices:
                 Universal Guardian Holdings, Inc.
                 5759 Fleet Street - Suite 110
                 Carlsbad, CA 92008
Item 2.

      (a)  Name of Person Filing:
           Nikolas Konstant
      (b)  Address of Principal Business Office or, if none, Residence:
                 c/o dydx Group of Funds LLC
                 2121 Avenue of the Stars - Suite 1650
                 Los Angeles, CA 90067
      (c)  Citizenship: United States
      (d)  Title of Class Securities: Common Stock
      (e)  CUSIP Number: 913586103

Item 3.
         Not applicable.

Item 4.  Ownership

          (a)  Amount Beneficially Owned: 878,000

          (b)  Percent of Class: 5.42%.

          (c)  Number of shares as to which such person has:

                (i) sole power to vote or to direct the vote: 878,000

               (ii) shared power to vote or to direct the vote: 0

              (iii) sole  power to  dispose  or to direct  the  disposition  of:
                    878,000

               (iv) shared power to dispose or to direct the disposition of: 0

Item 5.  Ownership of Five Percent or Less of a Class

         Not applicable.

Item 6.

         Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

         Not Applicable.

Item  8. Identification and Classification of Members of the Group

         Not applicable.

Item 9.  Notice of Dissolution of the Group

         Not applicable.

Item 10. Certification

      By signing below I certify that, to the best if my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

      After reasonable inquire and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: August 8, 2003

/s/ Nikolas Konstant
----------------------------------
     Nikolas Konstant